EXHIBIT 19.1

REGENXBIO INC. INSIDER TRADING POLICY

(as adopted by the Board of Directors on February 23, 2024)

Background

The Board of Directors of REGENXBIO Inc. (the “Company”) has adopted this Insider Trading Policy (the “Policy”) for our directors, officers, employees and consultants. It applies to the trading of the Company’s securities as well as the securities of any other publicly traded company, including those with which we have a business relationship.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. Likewise, these laws prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. The U.S. Securities and Exchange Commission (the “SEC”), Nasdaq, the Financial Industry Regulatory Authority, Inc. and the U.S. Department of Justice investigate, and are very effective in detecting, insider trading. The SEC, together with the

U.S. Attorneys, pursues insider trading violations vigorously. Cases have been prosecuted successfully against trading by employees through foreign accounts, trading by family members and friends, trading involving only a small number of shares and trading involving other securities relating to the Company’s securities. Criminal prosecutions for insider trading are commonplace and can result in substantial fines and/or imprisonment.

This Policy is designed to prevent insider trading and allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please contact the Company’s Chief Legal Officer who is referred to in this Policy as the Company’s Securities Compliance Officer, at legal@regenxbio.com.

Penalties for Noncompliance

Civil and Criminal Penalties. Potential penalties for insider trading violations include

(1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million and (3) civil fines of up to three times the profit gained or loss avoided.

Controlling-Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million or three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Company Sanctions. Failure to comply with this Policy may also subject you to Company- imposed sanctions, up to and including dismissal for cause or removal, whether or not your failure to comply with this Policy results in a violation of law. The Company may alert appropriate authorities if required or if it decides, in its sole discretion, that the situation so warrants.

Scope of Policy

Persons Covered. As a director, officer, employee or consultant of the Company, or its subsidiaries, this Policy applies to you. The same restrictions that apply to you also apply to:

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Your family members who reside with you;
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Anyone else who lives in your household;
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Any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities); and
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All entities (including any corporations, partnerships or trusts) for which you or any of the foregoing persons exercise control over the entity’s securities transactions.

You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy. Therefore, you should make these persons aware of the need to confer with you before they trade any securities of the Company and before they trade the securities of any other entity about which you have communicated nonpublic information that you obtained in the course of your role with the Company. You should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions are for your own account.

Companies Covered. The prohibition on insider trading in this Policy is not limited to trading in the Company’s securities. It includes trading in the securities of other firms, such as customers or suppliers of the Company, those with which the Company may be negotiating major transactions, such as an acquisition, investment, licensing transaction or sale.

Transactions Covered. Trading includes purchases and sales of stock, derivative securities such as put and call options, convertible debentures and convertible preferred stock, and debt securities (debentures, bonds and notes). Trading also includes certain transactions under Company plans, as follows:

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Sale of Option Shares. This Policy’s trading restrictions generally do not apply to the exercise of a stock option. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker (often called a “same-day sale”). Such a transaction entails selling a portion of the underlying stock to cover the costs of exercise and/or withholding taxes.

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Sale of RSU Shares. This Policy’s trading restrictions generally do not apply to any surrender of shares to the Company to satisfy the applicable withholding taxes upon vesting of restricted stock units (“RSUs”). The trading restrictions do apply, however, to any same- day sale to cover withholding taxes (a “sell-to-cover” transaction) and sales of the shares received upon settlement of RSUs. A sell-to-cover transaction entails selling a portion of the underlying stock to cover withholding taxes incurred in connection with the vesting of the RSUs.
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Sale of ESPP Shares. This Policy’s trading restrictions do not apply to purchases of Company stock in the employee stock purchase plan (the “ESPP”) resulting from your periodic payroll contributions to the ESPP under an election you made at the time of enrollment in the ESPP. The trading restrictions do, however, apply to your sales of the shares purchased under the ESPP.

Statement of Policy

No Trading on Inside Information. You may not trade in the securities of the Company, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about the other company that you obtained in the course of your employment with the Company.

No Tipping. You may not pass material nonpublic information on to others or recommend to others the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even if you do not trade or receive any benefit from the other person’s trading.

No Exception for Hardship. The existence of a personal financial emergency or hardship does not excuse you from compliance with this Policy.

No Exception for Transactions Unrelated to Inside Information. It does not matter that you may have decided to engage in a transaction before becoming aware of material nonpublic information or that the material nonpublic information did not affect your decision to engage in the transaction. It is also irrelevant that publicly disclosed information about the Company might, even aside from the material nonpublic information, provide a sufficient basis for engaging in the transaction.

Blackout. All directors, executive officers and employees are subject to the following blackout procedures:

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Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading while in possession of material nonpublic information, you may not trade in the Company’s securities during the period beginning three calendar days before the close of each fiscal quarter and ending at the start of business on the third full trading day following the release of the Company’s earnings for such quarter.

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Interim Earnings Guidance Blackouts. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K, or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
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Event-Specific Blackouts. From time to time, an event may occur that is material to the Company and is known by only a small number of Company insiders. As long as the event remains material and nonpublic, the persons who are aware of the event, as well as any other person designated by the Securities Compliance Officer, may not trade in the Company’s securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Securities Compliance Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Securities Compliance Officer to designate a person as being subject to an event- specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company.

Pre-Clearance Procedure for Section 16 Reporting Persons and Others. The Company’s Board of Directors has adopted an Addendum to this Policy (the “Addendum”) that applies to directors, officers subject to reporting under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act” and such officers, “executive officers”), and certain other employees and consultants of the Company and its subsidiaries who are especially likely to possess material nonpublic information about the Company. Individuals covered by the addendum must pre-clear all transactions in the Company’s securities with the Company’s Securities Compliance Officer. The Company will notify you if you are subject to the Addendum. Furthermore, to help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of impropriety, individuals subject to the Addendum may not trade in the Company’s securities during the period beginning 3 calendar days before the close of each fiscal quarter and ending at the start of business on the third full trading day following the release of the Company’s earnings for that quarter, as well as during certain event-specific blackout periods.

Definition of “Material Nonpublic Information”

Note that inside information has two important elements—materiality and public availability.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are, but not limited to:

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Earnings or operating results and projections of future earnings or losses, or other earnings guidance;
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A pending or proposed licensing transaction, merger, acquisition or tender offer, or an acquisition or disposition of significant assets;
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A change in senior management;
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Major events regarding the Company’s securities, including the declaration of a stock split or the offering of additional securities;
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Financial liquidity problems;
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Actual or threatened litigation or administrative actions, or the resolution or other material developments regarding such matters;
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A significant cybersecurity incident or event that affects the Company or third-parties that support the Company’s business operations;
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The approval, acquisition or license of products;
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New major contracts, orders, suppliers, customers, partners or finance sources, or the loss thereof;
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Developments in clinical or pre-clinical programs and the introduction or a change in status of significant new products; and
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Events that may result in the creation of a reserve or write-off or other adjustments or developments that will affect the financial statements.

This is a non-exclusive list and both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality. In other words, in case of doubt, trading should be avoided.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, information is considered nonpublic until the close of the second full trading day after the information is released. For example, if the Company announces earnings before trading begins on a Tuesday, then the first time you can buy or sell Company securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, then the first time you can buy or sell Company securities is the opening of the market on Friday.

Additional Guidance

The Company considers it improper for those who are employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidelines:

Short Sales. You may not engage in short sales of the Company’s securities (sales of securities that you do not own, i.e., borrowed securities). You also may not engage in short sales “against the box” (sales of securities that you own, but with delayed delivery). In addition, Section 16(c) of the Exchange Act prohibits executive officers and directors from engaging in short sales.

Options, Other Derivative Securities and Hedging. You may not engage in transactions involving options on the Company’s securities, such as puts, calls and other derivative securities, whether on an exchange or in any other market. You are also not permitted to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s securities. (Please consult the Securities Compliance Officer if you are uncertain whether a particular type of transaction is covered by this prohibition.) Note that this Policy does not restrict holding and exercising stock options, restricted stock units or other derivative securities granted under the Company’s equity compensation plans.

Standing or Limit Orders. Standing or limit orders should be used only for a very brief period of time, if at all. A standing order placed with a broker to sell or purchase Company stock at a specified minimum or maximum price leaves you with no control over the timing of the transaction. The limit order could be executed by the broker when you are aware of material nonpublic information, which would result in unlawful insider trading.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you should exercise extreme caution in holding Company securities in a margin account or pledging Company securities as collateral for a loan. If you wish to hold Company securities in a margin account or pledge Company securities as collateral for a loan, you must submit a request for approval to the Securities Compliance Officer at least two weeks prior to commencing the proposed holding of securities in the margin account or the proposed execution of documents evidencing the proposed pledge.

Rule 10b5-1 Trading Plans. Trades by covered persons in the Company’s securities that are executed pursuant to an approved trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) are not subject to this Policy’s prohibition on trading while in possession of material nonpublic information or to the restrictions set forth above relating to pre- clearance procedures and blackout periods. For trades by directors, executive officers and certain other employees and consultants of the Company and its subsidiaries pursuant to a 10b5-1 plan (as defined below), please refer to “Exception for Approved 10b5-1 Plans” in the Addendum.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for transactions made in compliance with Rule 10b5-1 pursuant to a written trading plan that meets certain requirements (each, a “10b5-1 plan”). A 10b5-1 plan may only be entered into (1) when you are not aware of material nonpublic information and (2) when you are not subject to a blackout period. Once the 10b5-1 plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The 10b5-1 plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.

In order for a new or revised 10b5-1 plan to be approved, the following requirements must be observed:

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The person adopting the 10b5-1 plan must include a representation certifying that he or she is adopting the 10b5-1 plan in good faith, at a time when he or she is not in possession of material nonpublic information and not as part of a plan to evade insider trading prohibitions.
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The 10b5-1 plan must include a “cooling off” period between the adoption of the 10b5-1 plan and the first trade under the 10b5-1 plan. For a person other than a director or executive officer, the minimum cooling off period is 30 days following the adoption of the 10b5-1 plan. The Addendum sets forth the cooling off period that applies to directors and executive officers.
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A person subject to this Policy may not have more than one 10b5-1 plan in effect at the same time other than under the following limited exceptions: (1) a series of separate contracts with different broker-dealers or other agents to execute trades as what may be considered part of a single plan, provided each individual contract satisfies Rule 10b5-1;

(2) one later-commencing 10b5-1 plan for purchases or sales of securities in the open market under which trading is not authorized to begin until after all trades under the earlier- commencing 10b5-1 plan have been completed or the 10b5-1 plan has expired without execution; and (3) a 10b5-1 plan that authorizes an agent to sell only securities that are necessary to satisfy tax withholding obligations arising exclusively from the vesting of compensatory awards and you do not exercise control over the timing of sales.

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A person subject to this Policy may not have more than one 10b5-1 plan that is intended to effect the open-market purchase or sale of a total amount of securities as a single transaction in any 12-month period (other than transactions for tax withholding purposes as described in the preceding bullet).

Any modification to the amount, pricing or timing of purchases, sales or transfers of securities under a 10b5-1 plan will constitute the termination of the 10b5-1 plan and adoption of a new plan, which means that any such modification will trigger the need for the new trading plan to satisfy all of the elements of Rule 10b5-1 and the restrictions set forth above, including a new cooling off period before trading can begin again.

The Company requires that all 10b5-1 plans be approved in writing in advance by the Securities Compliance Officer. If a 10b5-1 plan is approved, no further pre-approval of transactions conducted pursuant to the 10b5-1 plan will be required. Any proposed amendment or cancellation of a 10b5-1 plan must be submitted to the Securities Compliance Officer for approval.

Post-Termination Transactions

This Policy continues to apply to your transactions in Company securities even after you have separated from service with the Company or a Company subsidiary. If you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material.

Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment or service as a director as confidential and proprietary to the Company. Employees should treat all corporate information with discretion and discuss confidential data only with those Company employees who have a right and a need to know. In particular, do not discuss confidential information with relatives, friends or acquaintances. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals. Please consult the Company’s internal communications policy for more details regarding the Company’s policy on speaking to the media, financial analysts and investors.

In addition, you are prohibited at all times from posting any information about the Company, its products, its customers, its potential customers or its competitors, as well as any other “material” nonpublic information, in any Internet discussion group. This includes, but is not limited to, social media, Internet message boards or chat rooms.

Personal Responsibility

You should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. If you violate this Policy, the Company may take disciplinary action, including dismissal.

Company Assistance

Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Securities Compliance Officer at legal@regenxbio.com. Please do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex and not always intuitive while violations entail severe consequences.

Certification

All employees must certify their understanding of, and intent to comply with, this Policy and, if applicable, the Addendum. The directors, executive officers and certain employees and consultants described in Schedule A to the Addendum are subject to the additional requirements under the Addendum. A copy of the certification that must be signed is enclosed with this Policy.

REGENXBIO INC.

ADDENDUM TO INSIDER TRADING POLICY—PRE-CLEARANCE PROCEDURES

Background

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the Company’s Board of Directors has adopted this Addendum to Insider Trading Policy. This Addendum applies to directors, officers subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act” and such officers, “executive officers”), and certain designated employees and consultants of the Company and its subsidiaries (“covered persons”) who are especially likely to possess material nonpublic information about the Company. The positions of the covered persons subject to this Addendum are listed on the attached Schedule A. The Company may from time to time add or delete positions that are subject to this Addendum and will amend Schedule A as necessary to reflect such changes.

This Addendum is in addition to and supplements the Company’s Insider Trading Policy.

Directors and executive officers are also subject to additional procedures designed to address the two-day Form 4 filing requirement under Section 16(a) of the Exchange Act. These procedures are covered in a separate memorandum.

Pre-Clearance Procedures

Directors, executive officers and covered persons, together with their family members and other members of their household, may not engage in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the Company’s Chief Legal Officer (the “Securities Compliance Officer”). This includes a stock plan transaction (excluding option exercises that do not involve a sale), a gift, loan or pledge, a contribution to a trust, and any other transfer.

A request for pre-clearance should be submitted to the Securities Compliance Officer at least two business days in advance of the proposed transaction. The Securities Compliance Officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade.

The Securities Compliance Officer may not trade in Company securities unless the Chief Executive Officer and Chief Financial Officer have approved the trade in accordance with the procedures set forth in this Addendum.

Cooling Off Period for Approved 10b5-1 Plans

Trades by directors, officers and covered persons in the Company’s securities that are executed pursuant to an approved “10b5-1 plan” are not subject to the Policy’s prohibition on trading while in possession of material nonpublic information contained in the Insider Trading Policy or to the restrictions set forth in this Addendum relating to pre-clearance procedures and blackout periods.

10b5-1 plans adopted by persons subject to this Addendum are subject to the same requirements that apply to 10b5-1 plans as described in the Insider Trading Policy, but such 10b5-1 plans must instead have the following cooling off period:

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The 10b5-1 plan must include a cooling off period between the adoption of the 10b5-1 plan and the first trade under the 10b5-1 plan that consists of the later of (A) 90 days after the adoption of the 10b5-1 Plan and (b) two business days following the disclosure of the Company’s financial results on a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 plan is adopted; provided, however, that in no event will the required cooling off period exceed 120 days following the adoption of the 10b5-1 plan.

Post-Termination Transactions

If you are aware of material nonpublic information when you separate from service, you may not trade in the Company’s securities until that information has become public or is no longer material. In other respects, the procedures set forth in this Addendum will cease to apply to your transactions in Company securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of the termination of your service.

Company Assistance

Your compliance with this Addendum and the Company’s Insider Trading Policy is of the utmost importance, both for you and for the Company. If you have any questions about this Addendum, the Insider Trading Policy or their application to any proposed transaction, you may obtain additional guidance from the Securities Compliance Officer.

Certification

All directors, officers and other employees and consultants subject to the procedures set forth in the Company’s Insider Trading Policy and this Addendum must certify their understanding of, and intent to comply with, the Company’s Insider Trading Policy and this Addendum. A copy of the certification that must be signed is enclosed with this Policy.

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SCHEDULE A

COVERED PERSONS UNDER ADDENDUM TO INSIDER TRADING POLICY

Members of the Board of Directors

Any Vice President or higher ranking officer Any employee working in Finance or Legal

Any Administrative Assistant to any of the individuals listed herein

Any additional persons as determined by the Chief Executive Officer or Chief Legal Officer

REGENXBIO INC.

INSIDER TRADING POLICY CERTIFICATION

I have received and read a copy of the REGENXBIO Inc. Insider Trading Policy (the “Policy”) and a copy of the Addendum to the Insider Trading Policy (the “Addendum”). I hereby agree to comply with the specific requirements of the Policy and, if applicable, the Addendum in all respects during my employment or other service relationship with REGENXBIO Inc. and for such period of time after cessation of my service as provided in the Policy and, if applicable, the Addendum. I understand that my failure to comply in all respects with the Policy and, if applicable, the Addendum is a basis for termination of my employment for cause, removal as a director (subject to shareholder approval in accordance with applicable law) or termination of any other service relationship with REGENXBIO Inc.

(Please print name)

(Signature)

(Date)